Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST

QUARTER ENDED APRIL 30, 2011

– Year-over-year earnings improvement driven by 10.2% comparable store sales growth and 100 basis points of gross margin rate improvement –

– Company updates outlook for balance of 2011 –

Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (May 17, 2011)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended April 30, 2011.

Overview of Results for the First Quarter Ended April 30, 2011

For the first quarter ended April 30, 2011, the Company posted net income of $28.4 million, or $.16 per diluted share. The results included the following after-tax items totaling $2.1 million, or $.01 per share, comprised of:

•	$1.8 million of store closing expenses and

•	a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes).

Excluding these items, the Company would have recorded net income of $30.5 million, or $.17 per share, for the first quarter ended April 30, 2011.

For the prior year first quarter ended May 1, 2010, the Company recorded net income of $18.8 million, or $.11 per diluted share. Those results included after-tax charges totaling $1.1 million, or $.01 per share, primarily related to store closing costs. Excluding these items, the Company would have recorded net income of $19.9 million, or $.12 per share, for the prior year first quarter ended May 1, 2010.

For the current and prior year first quarters ended April 30, 2011 and May 1, 2010, respectively, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.0 million) was added to net income for the fully diluted earnings per share calculation.

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Comments on the First Quarter Ended April 30, 2011

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am very pleased with our first quarter results. Our improved year-over-year performance was driven by a 10.2% comparable store sales increase and continued gross margin rate improvement.”

In the Saks Fifth Avenue stores, several merchandise categories showed strength during the first quarter, including women’s and men’s apparel, handbags, and shoes. For the quarter, the sales increase in the New York City flagship store was in line with the Company’s aggregate comparable store sales performance.

Saks Direct posted an approximate 25% comparable store sales increase in the first quarter. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for the quarter.

The Company generated 100 basis points of year-over-year gross margin rate improvement in the first quarter, to 44.1% this year from 43.1% in last year’s first quarter. The improvement primarily resulted from increased full-price selling.

As a percent of sales, SG&A expenses were 24.6% this year compared to 24.5% in the prior year. As expected, the Company incurred incremental expenses to support the growth in Saks Direct as well as targeted incremental media spending and an increase in employee benefit expense.

The Company generated operating income (excluding certain items) of 8.7% of sales in the current year first quarter compared to 7.1% in the prior year first quarter.

Balance Sheet Highlights

Consolidated inventories at April 30, 2011 totaled $732.2 million, a 4.3% increase over the prior year. Inventories increased 6.2% on a comparable stores basis.

At quarter end, the Company had approximately $202.0 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at April 30, 2011, $25.4 million of the $230 million 2.0% convertible notes balance and $14.0 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at April 30, 2011 totaled approximately $550.6 million, and debt-to-capitalization was 32.5% (without giving effect to cash on hand).

Net capital spending for the first quarter ended April 30, 2011 totaled approximately $11.5 million.

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Outlook for the Balance of 2011

Sadove noted, “With the rebound in the financial markets, the luxury sector has rebounded as well. We are increasingly optimistic about the future and are pleased that our customers have responded to our differentiated merchandising, service, and marketing initiatives. We continue to be very targeted and strategic in our SG&A spending and in the inventory, infrastructure, and capital expenditure investments we are making.”

The Company’s assumptions for the balance of 2011 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the high-single digit range for the second quarter and in the mid-to-high single digit range in the second half of the fiscal year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range throughout the year.

•

Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects a year-over-year gross margin rate increase of 30 to 50 basis points in both the second quarter and the second half of the fiscal year. The Company’s gross margin rate is typically higher in the first half than in the second half of the fiscal year.

•

Based on current sales expectations, the Company expects SG&A leverage of 20 to 30 basis points in both the second quarter and the second half of the fiscal year. SG&A dollar increases primarily are expected from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), targeted investment spending to support Saks Direct growth and the Company’s multi-channel initiatives, targeted incremental media spending, and an increase in employee benefit expense.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $75 million for the second quarter of 2011 and approximately $156 million to $158 million for the second half of 2011. Depreciation and amortization, which is included in the above amounts, should total approximately $120 million for the full fiscal year.

•

Based on existing debt arrangements, maturities, and interest rates, interest expense should total approximately $13 million for the second quarter of 2011 and approximately $21 million for the second half of 2011.

•	An effective tax rate of approximately 40.0% for the year.

•

A basic common share count of approximately 157 million and a diluted common share count of approximately 202 million for the full fiscal year. Share counts used in earnings per share calculations are expected to fluctuate by quarter based on income levels, convertible debt, and stock options.

•	Net capital expenditures of approximately $70 million to $75 million for the full year.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the first quarter ended April 30, 2011 compared to last year’s first quarter ended May 1, 2010 were:

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	This Year	Last Year	Total Increase	Comparable Increase
First Quarter	$726.0	$667.4	8.8%	10.2%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
First Quarter	$8.7	$7.4

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, May 17, 2011 to discuss results for the first quarter ended April 30, 2011. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 362240).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 46 Saks Fifth Avenue stores, 57 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with

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HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 29, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	April 30, 2011		May 1, 2010

Net sales	$725,998	100.0%	$667,438	100.0%
Cost of sales	406,064	55.9%	379,707	56.9%

Gross margin	319,934	44.1%	287,731	43.1%

Selling, general and administrative expenses	178,371	24.6%	163,495	24.5%
Other operating expenses:
Property and equipment rentals	25,341	3.5%	25,669	3.8%
Depreciation and amortization	29,224	4.0%	28,860	4.3%
Taxes other than income taxes	23,563	3.2%	22,436	3.4%
Store pre-opening costs	134	0.0%	2	0.0%
Impairments and dispositions	2,868	0.4%	1,815	0.3%

Operating income	60,433	8.3%	45,454	6.8%

Other income (expense):
Interest expense	(13,596)	-1.9%	(14,139)	-2.1%
Loss on extinguishment of debt	(539)	-0.1%	—	0.0%
Other income, net	533	0.1%	190	0.0%

Income before income taxes	46,831	6.5%	31,505	4.7%

Provision for income taxes	18,422	2.5%	12,720	1.9%

Net income	$28,409	3.9%	$18,785	2.8%

Per-share amounts:
Basic	$0.18		$0.12
Diluted	$0.16		$0.11

Weighted-average common shares:
Basic	156,402		153,739
Diluted	201,564		198,895

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	April 30, 2011	May 1, 2010
ASSETS
Current assets
Cash and cash equivalents	$201,983	$179,056
Merchandise inventories	732,212	702,132
Other current assets	144,602	92,991
Deferred income taxes, net	58,849	34,013

Total current assets	1,137,646	1,008,192

Property and equipment, net	881,265	938,292
Deferred income taxes, net	162,450	219,492
Other assets	29,745	30,465

TOTAL ASSETS	$2,211,106	$2,196,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$146,258	$148,071
Accrued expenses and other current liabilities	232,515	241,160
Current portion of long-term debt	148,181	28,639

Total current liabilities	526,954	417,870

Long-term debt	363,000	496,993
Other long-term liabilities	136,291	191,116

Total liabilities	1,026,245	1,105,979
Commitments and Contingencies
Shareholders’ Equity	1,184,861	1,090,462

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,211,106	$2,196,441